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                                                                    EXHIBIT 15.1

June 18, 2001

The Detroit Edison Company
2000 Second Ave.
Detroit, Michigan 48226

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Detroit Edison Company and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 9, 2001;because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Detroit, Michigan